Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 22, 2022, relating to the financial statements of GrafTech International Ltd. and the effectiveness of GrafTech International Ltd.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of GrafTech International Ltd. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

June 15, 2022